September 5, 2006

Mr. William Gauld
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Dear Bill,

I am pleased to present you with an offer for the position of Senior Vice President, Enterprise Services reporting to me. This position will be located in Davidson, NC. You will be presented to the Board of Directors at their first meeting following your date of hire for election as a Vice President and Officer of Ingersoll-Rand Company Limited (the “Company”) to take effect on the date of your election. We look forward to your acceptance of this offer and becoming a part of our team.

1.	Your starting base salary will be at an annual rate of $400,000 (four hundred thousand U.S. dollars) paid monthly.

2.
This position is an “incentive eligible” position, which means you will be eligible to participate in the Annual Incentive Matrix (AIM) Program. Your annual opportunity is targeted at 75% of base salary. The actual award that an individual may receive can be higher or lower than the targeted amount depending upon individual performance and the performance of the Company. If you join us by October 1, 2006, your AIM award for performance year 2006 will be prorated at 33%. Please see the enclosed AIM brochure for further details on this program.

3.
Starting with performance year 2006 (first awardable 2007) you will be eligible to receive stock option awards under the Incentive Stock Plan as administered by the Compensation Committee of the Board. Your annual opportunity is targeted at 100% of your base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. If you join us by October 1, 2006, your annual stock option award opportunity for performance year 2006 (awarded February 2007) will be paid at target. Please see the enclosed Stock Option brochure for further details on this program.

4.
You will be recommended to be a participant in the IR Performance Share Program (PSP) with a target award level of 8,000 performance shares starting performance year 2007 (payable 2008). Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Compensation Committee, and include several financial performance metrics, which for 2007 are E.P.S., Available Cash Flow and R.O.I.C. Awards from this plan are distributed as cash (unless deferred) in February following the Compensation Committee’s approval. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award. Participation in the PSP includes stock ownership requirements, which will be described in greater detail upon your acceptance in the program by the Compensation Committee.

William Gauld	2	September 5, 2006

5.
You will be eligible to participate in the IR Executive Deferred Compensation Plan (EDCP). The EDCP gives you the opportunity to defer your AIM award, PSP award and up to 50% of your base salary on a pretax basis. Information regarding the EDCP will be sent to you and a representative from our vendor, TBG Financial, will contact you to explain this program after you begin your employment.

6.
You will be eligible to participate in all employee benefit programs offered to all Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs. The enclosed information summarizes these benefits. Please note that your medical, dental and life insurance coverage with Ingersoll Rand will commence on the first day of the month following employment.

7.	You will be eligible for paid vacation in accordance with Company policy, which in your case is three (3) weeks. Vacation days are earned and accrued on a monthly basis each calendar year.

8.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

9.	You will be eligible for the Company’s Executive Health Program, a copy of which is enclosed.

10.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. A brief summary is enclosed.

11.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after your employment date.

12.
Also, as an elected officer, you will be given a standard Change in Control Agreement, which provides economic security in the form of cash payments to the participant and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the Company.

13.
You will be eligible for the Company’s Relocation Program. The timing of the relocation will be at your discretion. A representative from Prudential Relocation will be in touch with you to explain the program and to discuss the timing of your relocation.

14.
In the unlikely event of your involuntary termination from Ingersoll Rand within two years from your date of hire for other than gross cause, as consideration for your release of whatever claims might be made, you will receive a) severance of one year’s base salary plus b) the pro-rata amount of any Annual Incentive Matrix (AIM) and Performance Share (PSP) award that is earned as of your termination date, to be paid according to plan provisions. In addition, you will have 90 days following your termination date within which to exercise your vested options.

William Gauld	3	September 5, 2006

Bill, we all believe that you will make a significant contribution in this new role and look forward to your contribution to Ingersoll Rand. This offer of employment is contingent upon the satisfaction of several items, which are identified on the attached “Conditions of Offer” form. To accept this offer, please sign the “Conditions of Offer” form and return it in the enclosed UPS envelope along with the completed employment application, Background Request form and Self-Identity form.

If you have any questions regarding your compensation and benefits, please contact Rob Butler (201-573-3137), Connie Roseler (201-573-3052) or myself.

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:  Robert Butler
Gillian Scholes

Attachments: AIM Program Brochure
 Stock Option Program Brochure
 Elected Officer Supplemental (Pension) Program
 Ingersoll Rand Key Benefits Summary
 Executive Health Program Summary

William Gauld	4	September 5, 2006

Conditions of Offer

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Ingersoll Rand employment application and authorization for Release of Personal Data Records Information.

2.
Passing the required drug and alcohol screening. All test results will be handled in strict confidence. Attached is the substance abuse screen requirements and release along with the control form and list of locations.

3.
Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. A copy is enclosed with instructions for completing the form along with a list of acceptable verification documents.

4.
Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

5.	Understanding, agreeing and signing and returning the Code of Conduct and Proprietary Information forms.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand, as Senior Vice President, Enterprise Services and agree to the conditions hereon and in the offer letter.

/s/ William Gauld	September 8, 2006
William Gauld	Date